State of Delaware
Secretary of State
Division of Corporations
Delivered 04:57 PM 03/20/2013
FILED 04:51 PM 03/20/2013
SRV 130338756 - 5306858 FILE

CERTIFICATE OF INCORPORATION

OF

ACTINIUM PHARMACEUTICALS, INC.

A Delaware Corporation

FIRST: The name of this Corporation is **Actinium Pharmaceuticals, Inc.**

SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1811 Silverside Road, Wilmington, Delaware 19810 (New Castle County). The registered agent in charge thereof is VCorp Services, LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock this Corporation is authorized to issue is 110,000,000 shares with a par value of $0.001 per share.

(a) Common Stock. The aggregate number of shares of Common Stock which the Corporation shall have the authority to issue is 100,000,000 shares at a par value of $0.001 per share.

(b) Preferred Stock. The aggregate number of shares of Preferred Stock which the Corporation shall have authority to issue is 10,000,000 shares, par value $0.001, which may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation.

(c) Preemptive Rights. No stockholder of the Corporation shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock of the Corporation.

FIFTH: The name and mailing address of the incorporator is Sergio Traversa, c/o Actinium Pharmaceuticals, Inc, 501 Fifth Avenue, 3rd Floor, New York, NY 10017.

SIXTH: In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The directors are specifically given the authority to mortgage or pledge any or all assets of the business with stockholders' approval. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its

stockholders; (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under §174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. The provisions hereof shall not apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such person occurring prior hereto.

EIGHT: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

NINTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.

TENTH: The following provisions apply to the Corporation's Board of Directors:

(a) Board Size. The authorized number constituting the entire Board of Directors shall be five (5). The Board of Directors will remain unchanged at five members and shall not be modified or have an increase in size without the prior written consent of the placement agent for the 2012 common stock offering by Actinium Corporation (formerly known as, Actinium Pharmaceuticals, Inc) ("Actinium"), a subsidiary of the Corporation, for a period of one year following the expiration of any lock-up agreement entered into in connection with the reverse merger transaction that closed on December 28, 2012 by and among the Corporation, Actinium, Diane Button, and the shareholders of Actinium.

(b) Term. The directors shall initially be divided into three classes, designated Class I, Class II, and Class III. Class I shall consist of two independent directors, Class II shall consist of two directors that were appointed as directors to Actinium by the holders of the former Series E preferred stock holders of Actinium, and Class III shall consist of the chief executive officer. Each such director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified, or until his retirement, death, resignation or removal. In order to implement a staggered Board of directors, Class I shall serve a six (6) month term from the date of incorporation; Class II shall serve a eighteen (18) month term from the date of incorporation; and Class III shall serve a thirty (30) month term from the date of incorporation. Directors elected at each annual meeting commencing in 2013 shall be elected for a 3 year term as specified above.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 20th day of March, 2013.

By: ______________________________

Sergio Traversa, Incorporator